Exhibit 10.24

INX Limited 1.02 World Trade Center 6 Bayside Road GX11 1AA, Gibraltar

September 21, 2018

To:
Thomas Lewis	-Via Email-

Re: Invitation to serve as a Member of the Board of Directors of INX Ltd.

Dear Tom,

We are pleased to invite you to serve as a member of the Board of Directors (the “Board”) of INX Ltd., a company incorporated under the laws of Gibraltar (the “Company”), under the terms set forth below:

1.	As a member of the Board you will (the “Services”):

●	assist, guide and contribute from your expertise in steering the Company’s operations;

●	agree to the use of your credentials, photo and bio on the Company’s website and other promotional and marketing materials at the sole discretion of the Company (including without limitation, in connection with the regulated public offering of Tokens contemplated by the Company (the “RCO”) and all other commercial and technological activities and operations of the Company and its affiliates);

●	assist the Company in developing key contacts, including with potential clients, business partners, and investors, for its benefit to accelerate and further enable its R&D, business development, marketing and financing efforts using your professional experience, knowledge, and business and personal contacts;

●	support the Company in its interactions with third parties such as potential strategic partners that can help accelerate development of fund raising activities to support the execution of the Company’s R&D plan, business development operations and financing efforts;

●	participate in various meetings of the Board and its committees, in person or via remote communication, as shall be instructed by the Board (which are expected to be held by phone on a monthly basis and in person or via video conference on a quarterly basis). In addition, the Company wishes that you will be available for ongoing consultation on a regular basis. Provided that such consultation shall consist of no less than: (i) ten (10) hours per calendar month; or (ii) sixty (60) hours per each consecutive period of six (6) calendar months;

●	assist the Company in presenting relevant information during marketing meetings with prospective strategic clients, as well as in meetings with prospective investors and strategic partners;

2.	In consideration for the Services you will be paid a monthly fee (the “Fee”) in the amount of US$ 1,500, which will be paid within 14 days following the end of each calendar month of Services against a valid invoice. Additionally, upon and subject to the RCO Effective Date, you will be entitled to the right to purchase 350,000 INX Tokens generated and issued by the Company (the “Tokens”) in consideration for US$ 0.01 per each Token and to a monthly issuance of 3,500 Tokens per month of Services following the RCO Effective Date, in consideration for US$ 0.01 per each Token. For the purpose of this Letter, the RCO Effective Date shall mean: 6 months after declaration by the SEC of the effectiveness of the RCO.

3.	The Company will reimburse you for all necessary and reasonable travel and business expenses you incur in connection with your duties as a member of the Board, provided that such expenses have been approved by the Company in advance and are properly itemized and documented, and according to applicable Company policies from time to time.

4.	You shall be solely responsible to pay all taxes, levies, social benefits, insurance payments and any other payments required by law in connection with your engagement with the Company (including, inter alia, in connection with the Fee and the Tokens) provided, however, that the Company shall be entitled to withhold, deduct or set-off any amounts due, as may be required by, and subject to, applicable law, from any payments due to you hereunder (including the Tokens) or in connection with this Letter.

5.	As a member of the Board, you will be covered by the directors’ and officers’ insurance policy of the Company (pursuant to the terms thereof).

6.	It is hereby clarified that you shall perform the Services as an independent contractor (and not as an agent, employee or representative of the Company).

7.	The Company’s technology, trade secrets, business plans, financial information and any other proprietary information, including technical, business and financial information provided to you by the Company (“Confidential Information”) shall be kept in strict confidence and you shall be subject to the following obligations:

●	You shall use the Confidential Information received solely in furtherance of the business of the Company;

●	You shall further refrain from copying or disclosing to any third party, the Confidential Information received, except with the Company’s prior written consent; and

●	Upon the written request of the Company, promptly destroy or return any and all copies on any media containing such Confidential Information, except that you may keep one (1) copy thereof for the purpose of complying with the terms of this Letter.

The confidentiality obligations of this Letter shall not apply to any information that you can document (a) is already in the public domain through no breach of this Letter; (b) was, as between the parties, lawfully in your possession prior to receipt from the Company; (c) is independently developed by you without use of the Confidential Information; or (d) you are obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that you promptly notify Company and cooperate reasonably with Company’s efforts to contest or limit the scope of such order.

No patent, copyright, trademark or other proprietary right or license is granted by this Letter or the disclosure of the Confidential Information.

This confidentiality undertaking shall be perpetual, until such time as the Confidential Information shall have become public domain through no fault by you.

8.	All intellectual property rights made by you in and during the performance of the Services or directly result from the Confidential Information shall be sole property of the Company, it being clear that intellectual property made by you for Noble4Advisors is excluded from this clause, and shall be the sole property of Noble4Advisors.

9.	The Company shall be entitled to disclose the fact that you are a member of the Board at any time and refer any potential investor in the Company to you.

10.	This Letter shall be exclusively governed by and construed in accordance with the laws of Gibraltar.

11.	This Letter shall be in effect as of September 28, 2018 and may be terminated by either the Company or yourself at any time and for any reason, upon written notice with immediate effectiveness.

Sincerely yours,

INX Ltd.

Agreed and Accepted:

/s/ Thomas Lewis
Thomas Lewis

September 28, 2018

3